CODE OF ETHICS

(Updated January 30, 2009)

The Code of Ethics set forth below has been adopted by DDJ. All employees are required to act in conformity with the Code of Ethics.

INTRODUCTION

DDJ’s reputation for integrity and ethics is one of our most important assets. In order to safeguard this reputation, we believe it is essential not only for DDJ to comply with relevant federal and state securities laws and regulations but also for DDJ and its employees to maintain high standards of personal and professional conduct at all times. DDJ’s Code of Ethics is designed to ensure that our conduct is at all times consistent with these standards, with our obligations to our clients, and with industry and regulatory standards for investment advisors.

The basic principles underlying DDJ’s Code of Ethics are as follows:

•	The interest of our clients must always come first.

•	No employee should take inappropriate advantage of information he learns through his position with or on behalf of a client, whether or not there is a loss to the client.

•	Each employee must take care to avoid even the appearance of impropriety in his personal actions.

•	No employee should advise or encourage others to take actions that such employee would be prohibited by this Code of Ethics from taking himself or for his own account.

•	Information concerning the identity of security holdings and financial circumstances of clients is confidential.

In order to implement these basic principles, the Code of Ethics contains detailed rules concerning personal securities transactions and other issues applicable to all employees of DDJ.1 Although it is not DDJ’s intent to discourage trading in securities by its employees for long-term investment, personal securities trading, in particular, can create or give the appearance of creating a conflict of interest. Accordingly, the Code of Ethics contains certain prohibitions, as well as certain preclearance procedures, with respect to personal securities transactions.

Although the Code of Ethics sets forth rules with respect to many situations, employees should recognize that the Code of Ethics cannot address every possible circumstance that could give rise to a conflict of interest, a potential conflict, or an appearance of impropriety. Whether or not a specific provision of the Code applies, each employee must conduct his activities in accordance with the general principles set forth above, and in a manner that is

[1]

For the purposes of the Code of Ethics, all DDJ employees are presumed to be “access persons,” as defined by Rule 204A-1 promulgated by the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended.

designed to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. In particular, inappropriate favoritism of one client over another client would constitute a breach of DDJ’s fiduciary duty and is prohibited. Similarly, the Code of Ethics prohibits Employees from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities for an Employee’s personal account. You should, accordingly, be alert for potential for conflicts of interest, and consult the General Counsel or Chief Compliance Officer whenever questions arise concerning the application of the Code of Ethics to a particular situation.

If you believe that you have either committed or witnessed a violation of the Code of Ethics by any employee of DDJ, you should report such a matter immediately to the General Counsel and Chief Compliance Officer. DDJ will promptly and thoroughly investigate all such reports as discreetly and confidentially as practicable. Compliance with DDJ’s Code of Ethics is a condition of employment, and accordingly, a violation of the Code of Ethics may result in dismissal.

DEFINITIONS

The following words will have the meanings set forth below:

A “purchase” or “sale” of a Security, includes, among other things, the writing of an option to purchase or sell a Security.

“Beneficial Interest” shall have the meaning set forth in Exhibit A to this Code of Ethics.

“Client” shall mean each fund, account, or individual advised by DDJ or its affiliates.

“DDJ” shall mean DDJ Capital Management, LLC.

“DDJ Trader” shall mean Scott McAdam or such other persons whose primary responsibilities include executing transactions in Securities on behalf of Clients.

“Employee” shall mean each employee of DDJ, including each principal. Temporary employees or consultants who are investment professionals will be considered “Employees” for purposes of this Code of Ethics.

“1934 Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations thereunder, as the same may be amended from time to time.

“Portfolio Manager” shall mean those Employees whose assigned duties include the management of any portfolio, or portion thereof, of a Client, and who are vested with the power to make investment decisions on behalf of such Client or portfolio on a regular basis.

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“Public Equity Security” shall mean an equity security (i.e., stock, any security convertible into stock or any warrant or right to obtain stock) where such equity security (or underlying security, where such conversion or right may be exercised within 60 days) is of a class registered pursuant to §12 of the 1934 Act.

“Security” shall mean a security of any type except:

a) shares of registered open-end mutual funds and money market funds,

b) any direct obligations of the U.S. Government and any obligations of agencies and instrumentality’s of the U.S. Government if the remaining maturity is one year or less;

c) money market instruments such as certificates of deposit, banker’s acceptances and commercial paper;

d) foreign currency; and

e) commodities and options and futures on commodities indirectly provided that the purchase of these instruments may not be utilized to acquire an interest which could not be acquired directly or which could not be acquired without reporting or preclearance.

“Special Situations List” shall mean the list of issuers maintained by the General Counsel and designated as the Special Situations List. Such list may include those issuers with whom DDJ expects to enter into active restructuring negotiations, as well as the issuers of securities with respect to which DDJ, in its sole discretion, determines it is appropriate to prohibit employee trading. The Special Situations List is separate and distinct from the Restricted List maintained in accordance with DDJ’s Policy and Procedure with Respect to the Flow and Use of Material Non-Public Information. Placement of an issuer on the Special Situations List does not imply that Employees of DDJ are in receipt of any material non-public information with respect to such issuer.

“Trading Day” shall mean any day that the New York Stock Exchange is open.

RESTRICTIONS

The following restrictions apply to all Employees of DDJ.

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Blackout Periods.

In order to avoid potential conflict situations and the appearance of conflict, the following blackout periods will apply, during which periods certain personal transaction in Securities will be prohibited.

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No Employee may purchase or sell, directly or indirectly, for his own account or an account in which he has a Beneficial Interest, any Security (including (i) any other security that is pani passu in a capital structure with such Security, and (ii) any option or derivative thereof) (i) on a day during which a Client has a pending “buy” or “sell” order in such Security (including any option or derivative thereof); and (ii) until the fifth Trading Day following the day a “buy” or “sell” order in such Security (including any option or derivative thereof) is executed on behalf of a Client.

•

No Portfolio Manager may purchase or sell, directly or indirectly, for his own account or any account in which he has a Beneficial Interest, any Security (including (i) any other security that is pani passu in a capital structure with such Security, and (ii) any option or derivative thereof) within five Trading Days prior to, or until the fifth Trading Day following, the execution of a “buy” or “sell” order in such Security (including any option or derivative thereof) on behalf of a Client (or a portfolio of securities) managed by such Portfolio Manager.

In order to ensure that a Client is not harmed by application of the second rule set forth above concerning Portfolio Managers, the General Counsel or Chief Compliance Officer may approve a specific trade requested in writing by a Portfolio Manager on behalf of a Client within five Trading Days following a personal trade by such Portfolio Manager. The General Counsel or Chief Compliance Officer may provide a waiver of the blackout period, taking into account the specific circumstances surrounding a trade, prior to the execution of such trade.

For the avoidance of doubt, the applicable blackout period will apply to the five Trading Day period preceding and following the date on which a purchase or sale of an option or derivative is executed on behalf of a DDJ Client, and not the date of exercise of such option or derivative. By way of example, if a Client has acquired a call option to purchase 100 shares of XYZ Company common stock, the blackout period will prohibit both purchases and sales of XYZ common stock, as well as any derivatives thereof, by all Employees until the fifth Trading Day following, and with respect to Portfolio Managers, the fifth Trading Day preceding, the date on which the call option is purchased by such Client. However, the blackout period will not be re-triggered by the eventual exercise of such call option by such Client.

Equity Securities.

•	No Employee may purchase or sell, directly or indirectly, for his own account or any account in which he has a Beneficial Interest, any Public Equity Security, if

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at the time of such purchase or sale DDJ owns (or could be deemed to beneficially own as defined under Section 13 (d) of the 1934 Act) 5.0% or more of such class of Public Equity Security of such issuer, without the prior approval of the General Counsel or Chief Compliance Officer.

In the event that an Employee holds any Public Equity Security in an issuer in which DDJ subsequently acquires 5% or more of such class of Public Equity Security, this restriction, for example, may delay or prevent an Employee from closing out such position in a Security depending on, among other things, the securities reporting consequences for DDJ with respect to such personal transaction. Under no circumstances will DDJ be responsible for any losses suffered by an Employee as a result of a denial of consent to trade. Each Employee should evaluate this risk before engaging in personal transactions in Securities. All such transactions must be approved in advance by the General Counsel or Chief Compliance Officer.

Purchase or Sale of Securities or other obligations of Distressed Issuers

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DDJ may deny preclearance to any Employee who seeks to purchase or sell, directly or indirectly, for his own account of any account in which he has a Beneficial Interest, Securities or other obligations of issuers where the Portfolio Manager in his discretion determines that such Securities or other obligations may present a distressed investment opportunity.

Certain DDJ Clients pursue a control-distressed strategy, which focuses on the purchase of Securities (typically debt instruments) in issuers in which (i) DDJ anticipates will undergo a restructuring of its balance sheet, either through bankruptcy, prepackaged bankruptcy, or an out of court restructuring; and (ii) DDJ may determine to purchase, on behalf of its Clients, a significant enough position in the Securities so that DDJ can substantially influence or lead the restructuring process. The purchase or sale of Securities and obligations by Employees of such issuers, and in particular high yield or distressed debt Securities, may conflict with various objectives of Clients pursuing such a control-distressed strategy. Accordingly, in order to avoid a conflict of interest or potential conflict of interest between a DDJ Client and an Employee, a Portfolio Manager may deny preclearance for any personal trade of Securities or obligations of any issuer which the Portfolio Manager reasonably believes, in his discretion, may present a control-distressed investment opportunity for DDJ Clients as described above. Such preclearance may be denied irrespective of whether or not any DDJ Client has placed at such time a pending “buy” or “sell” order. Under no circumstances will DDJ be responsible for any losses suffered by an Employee as a result of a denial of consent to trade. Each Employee should evaluate this risk before engaging in personal transactions in Securities or obligations of any issuer.

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Short/Long Positions.

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No Employee may purchase, directly or indirectly, for his own account or any account in which he has a Beneficial Interest, a Security (or enter into an equivalent transaction) if at the time of such purchase a Client has a short (or equivalent position) with respect to any Security of the same issuer.

•

No Employee may enter into a short sale (or equivalent transaction), directly or indirectly, with respect to a Security for his own account or any account in which he has a Beneficial Interest, if at the time of such short sale a Client has a long (or equivalent) position in any Security of the same issuer.

Purchases and sales otherwise prohibited by the provisions set forth above will be permitted (i) to close out a position, (ii) to box a position for tax purposes only or (iii) in limited circumstances with a waiver by the General Counsel or Chief Compliance Officer. Employees may not box a position for any other purpose, including purposes associated with day trading.

Restricted List and Special Situations List.

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No Employee may purchase or sell, directly or indirectly, for his own account or any account in which he has a Beneficial Interest, any Security of an issuer set forth on the Restricted List or the Special Situations List in effect at the time of such trade, without prior consent of the General Counsel or Chief Compliance Officer.

Employees should be aware that an issuer may be placed on the Restricted List or the Special Situations List at any time without prior notice to such Employees. Employees who purchase securities of issuers who are later placed on the Restricted List or the Special Situations List, may, unless otherwise permitted by the General Counsel or Chief Compliance Officer, be frozen in, or prohibited from trading, such holdings until such time as the issuer has been removed from the Restricted List or the Special Situations List, as applicable. The placement and removal of an issuer from the Restricted List or the Special Situations List will be determined by DDJ in its sole discretion. Under no circumstances will DDJ be responsible for any losses suffered by an Employee as a result of either placement of an issuer on the Restricted List or the Special Situations List, as applicable, or denial of consent to trade. Each Employee should evaluate this risk before engaging in personal transactions in Securities.

DDJ High Yield Fund.

In order to avoid a potential conflict situation or the appearance of conflict, personal trading of shares of the DDJ High Yield Fund will be subject to the following restrictions:

•

No Employee may purchase or sell, directly or indirectly for his own account or an account in which he has a Beneficial Interest, any shares of the DDJ High Yield Fund on any day other than a day on which the previous day’s NAV with respect to such Fund has been published.

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Initial Public Offerings.

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No Employee may purchase, directly or indirectly, for his own account or any account in which he has a Beneficial Interest, Securities in an initial public offering of either equity or debt Securities for which no public market in the same or similar Securities of that issuer has previously existed. Exceptions may be granted in special circumstances with the approval of the General Counsel or Chief Compliance Officer.

Private Placements.

•

No Employee may purchase, directly or indirectly, for his account or any account in which he has a Beneficial Interest, a Security (including a limited partnership interest) in a private placement transaction, without prior approval of the General Counsel or Chief Compliance Officer.

In determining whether to give approval, the General Counsel or Chief Compliance Officer will consider, among other things, whether it is possible (and appropriate) to reserve that investment opportunity for one or more Clients, as well as whether the opportunity to invest in the private placement has been offered to the Employee as a favor or a gift or as compensation for services rendered.

Investment Clubs and Internet Chat Rooms.

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No Employee may invest, directly or indirectly, for his own account or any account in which he has a Beneficial Interest in hedge funds, investment clubs, and similar investment groups, unless approved by the General Counsel or Chief Compliance Officer.

•	No Employee may participate in any online investment chat room or discussion board (e.g., The Motley Fool; Raging Bull; etc.), unless approved by the General Counsel or Chief Compliance Officer.

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Services as a Director.

•	No Employee may serve as a director of a publicly traded or privately held company, without prior approval from the General Counsel or Chief Compliance Officer.

Service on a board of directors poses several forms of potential conflicts for Employees. These include potentially conflicting fiduciary duties to the company and a DDJ Client, receipt of possibly material, non-public information, and conflicting demands on the time of the Employee. Approval will generally not be granted unless it is determined that such services would be in, or would not otherwise conflict with, the best interests of DDJ’s Clients.

Client Interests.

•	No Employee may cause or induce a Client to take any action, or fail to take any action, for such Employee’s personal benefit rather than for the benefit of the Client.

An example of an action prohibited by this rule would be the failure to provide a “buy” or “sell” recommendation or execute a purchase or sale for a Client, in order to avoid the blackout period on personal trades.

•

No Employee may initiate a position (whether long or short) in any Security that may be appropriate for a DDJ Client for his own account or an account in which he has a Beneficial Interest, until such Employee has presented the proposed transaction to the appropriate Portfolio Manager(s) for his or her preclearance.

In order to ensure that the interests of DDJ’s Clients remain paramount, it is crucial that Employees avoid even an appearance of “front-running” by initiating a position in a Security that would be (and perhaps subsequently becomes) an appropriate investment for any of DDJ’s Clients. The General Counsel or Chief Compliance Officer may provide a waiver of this personal trading restriction, taking into account the specific circumstances surrounding a trade, prior to the execution of such trade by the Employee.

Profit by Market Effect.

•	No Employee may use knowledge of Client transactions to profit by the market effect of such transactions.

Duty to Disclose.

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Employees who have a Beneficial Interest in a particular Security or who have decided to effect a personal transaction of a material nature in such a Security for his own account or any account in which he has a Beneficial Interest must

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disclose this information in the course of any communication regarding the Security or the issuer with the applicable Portfolio Manager(s) or other senior DDJ investment personnel.

For purposes of the rules set forth above and the preclearance procedures that follow, a Security convertible into another Security will be treated as the same Security as the Security into which it is convertible. In addition, except as otherwise noted, the same rules that apply to other securities apply to derivative instruments such as options, futures, and options on futures. If the instrument underlying a derivative instrument is an instrument to which the requirements of the Code of Ethics would otherwise apply, you will be subject to the same restrictions and must satisfy the same pre-clearance procedures as if you were trading in the underlying instrument itself.

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PRECLEARANCE PROCEDURES FOR PERSONAL SECURITIES TRANSACTIONS

In order to avoid conflicts of interest and the appearance of conflicts of interest, all purchases and sales of Securities in which an Employee has or will have a Beneficial Interest, subject to the exceptions noted below, require written preclearance. Prior to the execution of a personal securities transaction, an Employee should complete a Personal Trading Data Sheet and Preclearance Form (the “Pre-Clearance Form”), a form of which is attached hereto as Exhibit B and which is available from the DDJ Trader or the Chief Compliance Officer. Please note that the term “Beneficial Interest” is more encompassing than one might expect. Please refer to Exhibit A for the applicable definition.

An Employee must complete Items numbered 1-6 (and if applicable, Item 7) of the Pre- Clearance Form before submitting it to the DDJ Trader. The DDJ Trader (or an authorized assistant trader) will review the Pre-Clearance Form to determine: (i) whether there is on the date of submission a pending buy or sell order in the same Security on behalf of a Client; (ii) when the last trade in such Security was executed; (iii) whether the issuer is listed on the Restricted List or the Special Situations List; (iv) if the trade involves DDJ High Yield Fund, whether the previous closing day’s NAV has been published and whether there are other circumstances to deny clearance and (v) if the trade involves a Public Equity Security, the percentage of such Public Equity Security held by DDJ, its affiliates and Clients. Furthermore, all personal Securities transactions must be precleared by the applicable Portfolio Manager (as set forth in Item #7); provided, however, that to the extent the applicable Portfolio Manager is deemed unreachable after reasonable efforts, the DDJ Trader may, in his/her reasonable judgment, preclear a personal Securities transaction without Portfolio Manager approval for an Employee who intends to (x) close out an existing position, or (y) initiate a new position (but only to the extent that such new position does not overlap with an investment strategy pursued by a Client). All personal Securities transactions by the DDJ Trader must be pre-cleared by an applicable Portfolio Manager or the Chief Compliance Officer (or a designee). Except for the factual determinations described above (and resulting consequences arising therefrom), the Employee is responsible for determining, and submission of the Pre-Clearance Form will be deemed to evidence his affirmative determination, that the execution of the requested trade will not violate the Code of Ethics. In addition, the Employee is responsible for making certain that he is not otherwise prohibited from executing the trade (such as, for example, because of the existence of a Chinese Wall).

Preclearance of a trade will be evidenced by the DDJ Trader’s (or an authorized assistant trader’s) signature on the Pre-Clearance Form. Except as noted above, personal Securities transactions need not be pre-cleared by the Chief Compliance Officer. However, all signed Pre-Clearance Forms (whether approved or denied) shall be sent by the DDJ Trader to the Chief Compliance Officer, or his/her designee, on the same day they are signed in order to ensure compliance with Chinese Walls and appropriate record keeping. The Chief Compliance Officer, and/or his/her designee, is responsible for reviewing and monitoring personal Securities transactions, and brokerage confirmation statements and/or holdings

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reports, of DDJ Employees on a periodic basis to ensure compliance with the provisions of the Code of Ethics. In the absence of the Chief Compliance Officer, the General Counsel will assume responsibility for reviewing the personal Securities transactions of DDJ Employees. Transactions involving initial public offerings, private placements and the like should be addressed to the General Counsel or Chief Compliance Officer separately and do not require completion of the Pre-Clearance Form.

DDJ will treat the pre-clearance process as confidential and will not generally disclose the information set forth on the Pre-Clearance Form, except as it determines, in its sole discretion, may be required by law or regulatory authority or for appropriate business purposes. Employees should do the same with respect to approval or denials of any request for pre-clearance. Employees should remember that pre-clearance is not automatically granted for every trade. Observance of blackout periods or percentage equity holding limits (as described above under “Restrictions”), for example, may require denial of a request for pre-clearance.

In addition, please remember that pre-clearance is only given for the specific trade date, and for a specific number of shares or principal amount of bonds. You may not change the trade date, and you may not increase the size of your order, without obtaining a new preclearance. You may, however, decrease the size of your trade without obtaining a new preclearance. Moreover, you need not place an order for which you have obtained preclearance.

Failure to obtain appropriate pre-clearance for personal Securities transactions is a serious breach of DDJ rules. The disciplinary action taken, which may include warnings, fines, disgorgement of profits, suspension and termination of employment, as well as the referral to civil or criminal authorities where appropriate, will depend on all of the facts and surrounding circumstances, including, but not limited to, the following: (i) the nature of the violation; (ii) whether the failure to obtain pre-clearance was inadvertent; (iii) whether the Employee had a reasonable basis for believing that pre-clearance was not necessary with respect to that transaction; (iv) whether the Employee made a good faith effort to comply with the pre-clearance requirement; (v) whether the Employee has violated the requirements of the Code of Ethics in the past; (vi) the size of the transaction; (vii) the timing of the transaction, and whether DDJ Clients were buying, selling, or considering the purchase or sale of such Securities at the time of the Employee’s transaction; (viii) whether the Employee’s transaction was effected prior to or after transactions of DDJ Clients; (ix) whether the Employee’s transaction was in the same direction as that of DDJ Clients (e.g., buying when DDJ Clients were buying), or whether it was in the opposite direction (e.g., selling when DDJ Clients were buying); (x) the length of time between the Employee’s trade and any trade on behalf of a DDJ Client; (xi) whether there has been unusual market activity in the Security; (xii) the type of Security and transaction (e.g., options, warrants, or short selling; debt securities versus common stocks); and (xiii) any other factors deemed relevant. In addition, Employees who fail to obtain appropriate pre-clearance for a personal security transaction may be required to cancel their trades.

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Finally, as a reminder, each Employee is subject to the DDJ Policy and Procedure with Respect to the Flow and Use of Material Non-Public Information. Accordingly, Employees are prohibited from trading, either personally or on behalf of others, while in possession of material non-public information. Any exceptions must be approved by the General Counsel or Chief Compliance Officer. Any questions regarding the application of such policy should be directed to the General Counsel or Chief Compliance Officer.

EXCEPTIONS TO RESTRICTIONS AND PRE-CLEARANCE REQUIREMENTS

Securities and transaction types that are not subject to the blackout period and other restrictions and do not require pre-clearance include options and futures on Indices, such as the S&P 500, and securities designed to track an Index; exchange traded funds (ETFs); municipal bonds; and automatic dividend reinvestments, stock dividends, rights, subscriptions, and transactions as to which you do not exercise investment discretion at the time of the transaction such as if a Security is called by the issuer of the Security. These transactions should nevertheless be reported on the duplicate brokerage confirmations, monthly statements or quarterly reports, as well as reflected on the annual personal holdings report, in each case submitted to the Chief Compliance Officer as described below. In addition, pre-clearance is not required with respect to transactions in which an Employee has a Beneficial Interest, but are effected in an account over which the Employee has no direct or indirect influence or control, provided such account has been cleared with the General Counsel or Chief Compliance Officer (“Non-Reporting Accounts”). Any additional exceptions to the pre-clearance requirements shall be addressed on a case-by-case basis with the General Counsel and/or Chief Compliance Officer.

From time to time, Employees may wish to donate Securities held in their personal accounts to a selected charity. Such donation does not constitute a sale of a Security, and accordingly, an Employee is not required to adhere to the preclearance procedure set forth within this Code of Ethics. However, such donation is nonetheless subject to the prior approval by the General Counsel or Chief Compliance Officer to ensure compliance with applicable federal securities reporting obligations, and the ensuing change in personal holdings should be reflected on the Employee’s Quarterly Transaction Report and/or Personal Holdings Report, as set forth below.

REPORTING OF PERSONAL SECURITIES TRANSACTIONS AND HOLDINGS

Duplicate Brokerage Confirmations.

DDJ verifies compliance with its pre-clearance procedures by reviewing duplicate brokerage confirmations. Each Employee must provide to the Chief Compliance Officer either a duplicate copy of all transaction confirmations generated by the broker-dealer or a monthly statement for each account maintained by the Employee with a broker-dealer, as well as all other accounts as to which the Employee is deemed to have a Beneficial Interest. In order to ensure that duplicate brokerage confirmations or monthly

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statements are received for all employee brokerage accounts, all Employees are required to complete a Brokerage Account Form, a form of which is attached here as Exhibit C and which is available from the Chief Compliance Officer, and to submit an updated Brokerage Account Form within 15 days of whenever an account is added or deleted. In addition, each Employee will be required to certify annually (by February 10th of each year) that the list of brokerage accounts that have been reported to DDJ previously remains complete and accurate. The Employee is not required to provide brokerage confirmations for transactions effected in Non-Reporting Accounts.

Quarterly Transaction Report.

All Employees must file a Quarterly Securities Transaction Report, a form of which is attached here as Exhibit D, disclosing all transactions in which such Employee has a Beneficial Interest other than transactions (i) in Non-Reporting Accounts; (ii) in securities excluded from the definition of a “Security”; or (iii) previously reported through duplicate brokerage confirmations or monthly statements. The Report must be filed with the Chief Compliance Officer within 30 days after the end of each quarter, whether or not the Employee entered into any personal securities transactions during that quarter.

Report of Personal Holdings.

Each Employee is required to disclose all securities holdings in which he has a Beneficial Interest (other than through a Non-Reporting Account) within 10 days of commencement of employment. This information must be current as of a date no more than 45 days prior to the date that such Employee commences his or her employment with DDJ. In addition, by no later than February 1st each new year, each Employee is required to disclose all securities holdings in which he has a Beneficial Interest (other than a Non-Reporting Account), and such information must be current as of a date no more than 45 days prior to the date the report was submitted. The form is attached as Exhibit E.

Annual Acknowledgement and Acknowledgment of Amendments.

Each Employee is required by February 10th of each year to acknowledge receipt of the Code of Ethics, to confirm that such Employee has read and understands all provisions of the Code of Ethics, and to affirm compliance with its requirements during the previous calendar year. The form of the Annual Acknowledgement is attached as Exhibit F. In addition, in the event that DDJ amends the provisions of its Code of Ethics, each Employee is required within 10 days of the receipt of such amended Code of Ethics to submit a written acknowledgment that they have received, read and understand the amendments to the Code of Ethics. The form of such Acknowledgment is attached as Exhibit G.

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GIFTS

•	Employees may not accept gifts as a “quid pro quo” or condition of doing business with the giver of such gift.

•	Employees may not accept gifts in the form of cash or cash equivalents, regardless of the amount of the gift.

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Employees are required to promptly report to the Chief Compliance Officer the receipt of any non-cash gift which (a) may have a fair market value in excess of $100, or (b) may, in the reasonable judgment of such Employee, create an appearance of impropriety or a conflict of interest.

•	Employees may receive charitable donations from DDJ service providers, subject to certain reporting obligations to the Chief Compliance Officer.

•	Gifts and charitable donations deemed impermissible, as determined by the Chief Compliance Officer in his sole discretion, must be returned to the donor or donated to charity, as applicable.

A conflict of interest or an appearance of a conflict of interest may occur when the personal interests of DDJ Employees interfere, or potentially interfere, with such Employees’ responsibilities to DDJ and its clients. The receipt by DDJ Employees of certain gifts may create such a conflict or appearance of a conflict, and accordingly, this policy (a) prohibits the receipt of cash and cash equivalents, and (b) requires the reporting of non-cash gifts, including favors, entertainment, special accommodations, or other things of material value meeting the threshold described above offered to DDJ Employees from any entity that does business with or on behalf of DDJ. However, in order to enable the Chief Compliance Officer to effectively record gifts receiving on an ongoing basis, all Employees are encouraged to report all gifts of a non-deminimus nature received from DDJ service providers, regardless of the estimated value of the gift.

The receipt of ordinary and usual business entertainment, such as infrequent business- related dinners with brokers by DDJ Employees, is excepted from the reporting obligation, as long as (i) the person(s) providing the entertainment is present at such event, and (ii) such entertainment, in the reasonable judgment of the DDJ Employee, has not become so frequent or extensive as to raise questions of impropriety. As a general guideline, receipt of business-related entertainment is acceptable if the expenses would have otherwise been paid by DDJ as a firm business expense. The Chief Compliance Officer (or his designee) will maintain a record of all reported gifts.

Following the reporting by DDJ Employees of the receipt of any gift (including any planned business-related entertainment) in accordance with this policy, the Chief

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Compliance Officer, in his sole discretion, may determine, based on the fair market value of the gift or entertainment and other applicable facts and circumstances, that the receipt of any non-cash gift or entertainment may reasonably create a conflict of interest or the appearance of a conflict of interest.2 Following such a determination by the Chief Compliance Officer, the DDJ Employee will be notified, and subsequently must (i) in the case of a non-cash gift, either surrender such gift back to the donor of the gift, or, if permitted by the Chief Compliance Officer, donate such gift to a charity of such Employee’s choosing, or (ii) in the case of business-related entertainment, either decline the receipt of such entertainment, or arrange for DDJ to reimburse the donor for its fair market value. For the avoidance of doubt, the fact that any particular gift is reported by a DDJ Employee to the Chief Compliance Officer does not create a presumption that it should be disallowed.

From time to time, DDJ Employees may solicit from DDJ service providers donations to charitable events attended or sponsored by such DDJ Employees. All donations received by DDJ Employees on behalf of such charities which (a) are, in the aggregate, in excess of $1,000 from one service provider during a one year period, or (b) may, in the reasonable judgment of such Employee, create an appearance of impropriety or a conflict of interest, are subject to the reporting obligation to the Chief Compliance Officer described above. The Chief Compliance Officer, in his sole discretion, may determine, based on the amount of the donation and other applicable facts and circumstances, that the receipt of such donation may reasonably create a conflict of interest or the appearance of a conflict of interest. Following such a determination by the Chief Compliance Officer, the DDJ Employee will be notified and the donation will be disallowed.

Any questions regarding this gift policy should be directed to the Chief Compliance Officer or the General Counsel.

CONFIDENTIALITY

•	Information concerning the identity of security holdings and financial circumstances of Clients is confidential.

DDJ keeps all information about DDJ Clients in strict confidence, including the Client’s identity (unless the Client consents), the Client’s financial circumstances, the Client’s security holdings, and advice furnished to the client by DDJ. As contemplated by the Policy and Procedure with Respect to the Flow and Use of Material Non-Public Information, Employees are prohibited from disclosing to persons outside of DDJ any material non-public information about any DDJ Client, the securities investments made by DDJ on behalf of a Client, information about contemplated securities transactions, or information regarding DDJ’s trading strategies, except as required to effectuate securities transactions on behalf of a Client or for other legitimate business purposes.

[2]

As a guiding principle, gifts to Employees by DDJ service providers that do not exceed $100 in value in the aggregate over the course of one year, absent extenuating circumstances, will be approved by the Chief Compliance Officer.

Page 46	Employee Handbook

Exhibit A

DEFINITION OF BENEFICIAL INTEREST

For Purposes of the Code of Ethics, you will in general be deemed to have a “Beneficial Interest” in a Security (or in the account holding the Security) under any of the following circumstances:

1.	You have the power to sell or transfer the Security or you have the power to direct the sale or transfer.

2.	You have the power to vote the Security or the power to direct the vote.

3.	You have an economic interest in the Security, or

4.	You have the right to acquire, within 60 days, the power to sell, the power to vote, or an economic interest in the Security.

As a matter of prudence , you should consider yourself as having a “Beneficial Interest” in a Security in the following situations (for purposes of determining your Beneficial Interest, all of the following situations should be interpreted to apply to both you and all members of your immediate family: i.e. any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, significant other, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in- law or sister-in-law, in each case, sharing the same household):

In each case

1.	The Security is held by you, whether in bearer form, registered in your name, or otherwise.

2.	The Security is held by others for your benefit (regardless of whether or how registered) such as a Security held for you by a bank, custodian, broker, relative, executor, administrator, pledgee, agent or any other person.

3.	The Security is held by a trust of which you are the trustee, or in which you have an economic interest or where you participate in the investment decisions or otherwise have direct or indirect influence or control.

4.	The Security is held by a trust of which you are the settlor if you have the power to revoke the trust without obtaining the consent of all the beneficiaries.

5.	The Security is held by any partnership in which you are a general partner, or with respect to which you have direct or indirect influence or control. In most cases, you will not be deemed to have beneficial ownership of Securities held by a limited partnership of which you are only a limited partner. However, the acquisition of a limited partnership interest in a limited partnership is itself subject to the pre-approval requirement.

6.	The Security is held in the name of another person if, by reason of any contract, understanding, relationship, agreement, or other arrangement, you obtain therefrom benefits substantially equivalent to those of ownership.

7.	The Security is held in the name of another person, even though you do not obtain therefrom benefits substantially equivalent to those of ownership, if you can vest or revest title in yourself at once or at some future time.

DDJ Capital Management, LLC	Page 47

You will not be deemed to have a Beneficial Interest in securities of a Client (e.g., B IV Capital Partners, L.P.) by virtue of an interest you may have in DDJ or its affiliates (e.g., GP Capital IV Holdings, LLC) As these examples demonstrate, the term “Beneficial Interest” can be interpreted very broadly, and you should err on the side of caution. If you have any question as to whether you have a “Beneficial Interest” in a particular situation, please consult the General Counsel.

Page 48	Employee Handbook

CONFIDENTIAL

PERSONAL TRADING DATA SHEET

AND PRECLEARANCE FORM

[TO BE COMPLETED BY EMPLOYEE]

1.	DATE: / /

2.	EMPLOYEE’S NAME:

3.	ISSUER:

4.	SECURITY:

(e.g., common stock)

5.	NUMBER OF SHARES OR PRINCIPAL AMOUNT:

6.	TRANSACTION (provide enough detail, including whether intended to close out previous position (include number of shares held)):

7.	Portfolio Manager Preclearance Obtained (provide initials of all appropriate portfolio managers who have pre-cleared transaction):

8. FOR PORTFOLIO MANAGERS ONLY I do not intend to transact in the above security on behalf of any Client (or portfolio of securities) I manage for a period of at least five (5) Trading Days. Initials:

[TO BE COMPLETED BY DDJ TRADER]

9. CHECK:	(a) (b)	RESTRICTED LIST SPECIAL SITUATIONS LIST

• If issuer is on the Restricted List , then Preclearance will be denied. If issuer is on the Special Situations List, Preclearance will be denied unless approved by Chief Compliance Officer.

(c)	If DDJ HIGH YIELD FUND, NAV LAST PUBLISHED

• Trade date must be a day on which previous day’s NAV has been published.

(d)	PERSONAL TRADING PRECLEARANCE FORM ADDENDUM

10.	Confirm appropriate Portfolio Manager(s) Indicated in Response Item 7 Above:

DDJ Capital Management, LLC	Page 49

11. PENDING BUY OR SELL ORDER (INCLUDING ANY BUY/SELL ORDER IN A SECURITY THAT IS PARI PASSU IN THE CAPITAL STRUCTURE, OR ANY OPTION/DERIVATIVE THEREOF) (Y/N):

• If yes, then Preclearance will be denied.

12. LAST TRADE DATE:

• If Last Trade Date is fewer than 5 Trading Days, then Preclearance will be denied.

13. PERCENT OWNED:

•	If greater than or equal to 5%, then Preclearance of purchases (or equivalent transactions) must be approved by General Counsel or Chief Compliance Officer. (Y/N):
•	If greater than 0%, then Preclearance of short sales (and equivalent transactions) will be denied, unless boxing a position for tax purposes only.

14. SHORT OR EQUIVALENT POSITIONS: (Y/N - if Y then name of Funds):

•	If yes, then Preclearance of purchases (or equivalent transactions) of the same Security will be denied, unless to close out a position or box a position for tax purposes only.

15. PRECLEARANCE:                         APPROVED:                                         DENIED:

•	If Preclearance has not been denied for any reason set forth above, then it may be approved.

IF DENIED, STATE REASON
INITIALS

ORIGINAL SHOULD BE SENT TO LEGAL

TO BE COMPLETED BY LEGAL INITIALS: Trade Executed: Yes No Number of Shares or Principal Amount Different: Yes No If yes, actual number/amount Confirmation/Monthly Statement Received: Yes No

(updated January 30, 2009)

Page 50	Employee Handbook

PERSONAL TRADING PRECLEARANCE FORM

ADDENDUM

I.	Check B IV’s investments and potential investments

Preclearance of purchases will be denied to any Employee, where B IV owns the specific security or actively contemplates that it will purchase the specific security (MOSERS 11).

II.	Check TRLF’s investment and potential investments.

Through the Investment Period Expiration Date, preclearance of purchases will be denied to David J. Breazzano, where DDJ Total Return Loan Fund, L.P. owns any securities of the same issuer or reasonably intends to acquire any securities of the same issuer. (Investment Management Agreement § 16).

Updated March 2008

DDJ Capital Management, LLC	Page 51

Exhibit E	CONFIDENTIAL

BROKERAGE ACCOUNT FORM

TO:	The Chief Compliance Officer

FROM:

DATE:

The following is a list of all broker-dealers and the account numbers for each account with respect to which I have a Beneficial Interest (as defined in the Code of Ethics) (each, an” Account”). I have instructed all such broker-dealers to provide either duplicate brokerage confirmations or monthly statements (as indicated).

Name under which Account is Maintained	Date Account Established	Broker-Dealer	Account #	Duplicate Confirm	Monthly Statement

There have been no changes to the list previously submitted. I will notify you in the event that an Account is added or deleted.

Signature:

Page 52	Employee Handbook

Exhibit E	CONFIDENTIAL

QUARTERLY SECURITIES TRANSACTIONS

To:

Chief Compliance Officer

DDJ Capital Management, LLC

130 Turner Street

Building 3, Suite 600

Waltham, MA 02453

For the Quarter ending                      20

The following is a record of every transaction in which I had, or by reason of which I acquired, any direct or indirect Beneficial Interest during the Quarter (excluding (1) transactions effected in any account over which I had no direct or indirect influence or control, which account has been cleared with the General Counsel or Chief Compliance Officer; (2) transactions in open- end mutual fund shares, money market securities, direct obligations of the United States, and any obligations of agencies and instrumentality’s of the U.S. Government where the remaining maturity is one year or less, foreign currency or commodities and options and futures on commodities; and (3) transactions previously reported through duplicate brokerage confirmations or monthly statements automatically sent to the Chief Compliance Officer (or a designee).

Trade Date	Cusip or Ticker (If Available)	Buy! Sell	Shares Principal Amount	Interest Rate (if applicable)	Maturity Date (if applicable)	Security Name	Price Per Unit	Broker! Private Placement

PLEASE FILL IN ALL NECESSARY INFORMATION IN EVERY COLUMN

Date	Signature

Your Social Security Number	Please Print Your Name

Note 1: For the transactions which have been marked by me with an asterisk(*), this report shall not be construed as an admission by me that I have acquired any direct or indirect beneficial ownership in the securities involved in the reported transactions.

DDJ Capital Management, LLC	Page 53

Exhibit E	CONFIDENTIAL

HOLDINGS REPORT

UPON COMMENCEMENT OF EMPLOYMENT

AND ANNUALLY THEREAFTER BY FEBRUARY 1st OF SUCH

YEAR

I hereby certify that the statements attached hereto, and/or previously provided to the Chief Compliance Officer in accordance with the reporting requirements of the Code of Ethics, together with the holdings set forth below completely and accurately represent all securities holdings required to be disclosed by the Code of Ethics.

Name:	Date:

Securities holdings required to be disclosed by the Code of Ethics that are not contained in the attached reports are set forth below:

ISSUER (TICKER SYMBOL OR CUSIP)	TYPE OF SECURITY	INVESTMENT (SHARES OR PRINCIPAL AMOUNT)	BROKER/ DEALER WHERE SECURITIES MAINTAINED	MARKET VALUE OF SECURITIES (CHECK ONE)
				Less than $5,000	$5,000- $25,000	More than $25,000	no value reported

Signature

Page 54	Employee Handbook

Exhibit F	CONFIDENTIAL

ANNUAL ACKNOWLEDGEMENT

FOR YEAR ENDING

I hereby acknowledge receipt of the Code of Ethics and the Policy and Procedure with Respect to the Flow and Use of Material Non-Public Information, I confirm that I have read and understand all provisions of the Code of Ethics and the Policy and Procedure with Respect to the Flow and Use of Material Non-Public Information, and I affirm compliance with the requirements of each during the previous calendar year.

Name:
Date:

DDJ Capital Management, LLC	Page 55

Exhibit G	CONFIDENTIAL

ACKNOWLEDGEMENT OF RECEIPT

OF

AMENDED CODE OF ETHICS

I hereby acknowledge receipt of the amended Code of Ethics, and that I have read and understand the Amendments to the Code of Ethics.

Name:

Date:

Page 56	Employee Handbook